Exhibit 10(ee)-1

AMENDMENT NO. 1

TO

PPL OFFICERS DEFERRED COMPENSATION PLAN

WHEREAS, PPL Services Corporation ("PPL") has adopted the PPL Officers Deferred Compensation Plan ("Plan") effective July 1, 2000; and
WHEREAS, the Plan was amended and restated effective November 1, 2003; and
WHEREAS, PPL desires to further amend the Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:

I.  Effective January 1, 2005, the following sections of Articles 4 and 6 are amended to read:

4.4    Any election to defer or change the amount of Cash Compensation and/or Cash Awards to be deferred for any subsequent calendar year after the first calendar year of eligibility may be made by Participant not later than June 30 of the year preceding the year Cash Compensation is earned and Cash Awards are granted, with the exception of the deferral of salary, by filing with the CLC or its designee an election form; provided, however, that an election once made will be presumed to continue unless changed or revoked by Participant. Deferral of salary or changes in salary deferral elections may be made not later than December 31 of the year preceding the year salary would otherwise be paid.

4.5    With the exception of an election to defer salary, Participant may revoke his election to defer Cash Compensation and/or Cash Awards at any time by so notifying the CLC or its designee in writing not later than June 30 of the year preceding the year for which the revocation will be effective. For any subsequent calendar year, Participant may resume his election to defer if he files with the CLC an election form not later than June 30 of the year preceding such subsequent calendar year. An election to defer salary may be revoked, or an election may be resumed, not later than December 31 of the year preceding the year salary would otherwise be paid.

6.1    The Total Amount Payable shall be payable to Participant:
(a)     When the Participant's employment with PPL terminates for any reason, including retirement, payments will commence immediately for the amount of Participant's Account as of December 31, 2004, plus applicable earnings under Section 5.4 to the date of payment, but, for the amount of Participant's Account attributable to deferrals after December 3, 2004, and applicable earnings under Section 5.4, payments will commence six calendar months after cessation of employment; or
(b)      if Participant, while employed by PPL or an Affiliated Company, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant's employer; payments will commence within thirty (30) days of such event or in any other form, as elected by Participant. Such election must be made before the applicable Cash Compensation and/or Cash Award is deferred and may not be changed with respect to Cash Compensation and/or Cash Award once it has been deferred.
6.2         (a)       The Total Amount Payable shall be paid to Participant in a single sum or in annual installments up to a maximum of fifteen (15) years, or other forms approved by the CLC as elected by the Participant. Such election must be made before the applicable Cash Compensation and/or Cash Award is deferred and may not be changed with respect to Cash Compensation and/or Cash Award once it has been deferred. Any election made less than 12 months prior to the date that the Total Amount Payable is to be paid under said election shall be void, and the prior election closest in time to the void election shall govern in its stead. If there is no prior election, a single-sum shall be paid.
(b)      All annual installments shall, except for the final payment, be not less than $5,000. To the extent necessary, the number of annual installments may be reduced to insure that annual installments are at least $5,000.
(c)      The amount of each annual installment shall be determined by dividing the Total Amount Payable less any payments already made to Participant by the remaining number of annual installments to be made (i.e., a 10 year payout shall pay 1/10 of the Total Amount Payable as the first installment, 1/9 as the second annual installment, etc.).

6.5    The CLC may determine, in its sole discretion, that the Total Amount Payable shall be paid to a Participant or his beneficiary in different amounts or at different times than provided under this Plan if, in the opinion of the CLC, it would be necessary as the result of an unforeseeable emergency which results in a severe financial hardship to the Participant, which arises from extraordinary and unforeseeable circumstances that are a result of events beyond the control of the Participant, in which case payment shall be made only to the extent necessary to alleviate the Participant's hardship. Amounts distributed must not exceed the amount necessary as determined by including taxes payable on a distribution from this Plan, but reduced by compensation available from insurance or otherwise, or by liquidation of assets if such liquidation does not itself cause severe financial hardship.

II.    Except as provided for in this Amendment No. 1, all other provisions of the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, this Amendment No. 1 is executed this _____ day of _____________________, 2006.

PPL SERVICES CORPORATION

By:_______________________________
Ronald Schwarz
Vice President - Human Resources